As filed with the Securities and Exchange Commission on May 25, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

eDiets.com, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

56-0952883

(I.R.S. Employer Identification No.)

1000 Corporate Drive, Suite 600 Fort Lauderdale, FL	33334
(Address of Principal Executive Offices)	(Zip Code)

eDiets.com, Inc. Amended and Restated Equity Incentive Plan

(Full Title of the Plan)

Andrew B. Kingston, Esq.

General Counsel

eDiets.com, Inc.

1000 Corporate Drive, Suite 600

Fort Lauderdale, FL 33334

(Name and Address of Agent For Service)

(954) 360-9022

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Kara L. MacCullough, Esq.

Greenberg Traurig, P.A.

Suite 2000

401 East Las Olas Boulevard

Fort Lauderdale, FL 33301

(954) 765-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $0.001 per share	2,800,000 shares	$ 0.37	$ 1,036,000	$ 118.73

(1)	This Registration Statement covers a total of 2,800,000 shares of common stock that are available for issuance under the eDiets.com, Inc. Amended and Restated Equity Incentive Plan. This Registration Statement shall also cover any additional shares of common stock which become issuable under the eDiets.com, Inc. Amended and Restated Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of eDiets.com, Inc.’s outstanding shares of common stock.
(2)	Calculated solely for the purpose of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of common stock of eDiets.com, Inc. on May 23, 2012, as reported by the OTC Bulletin Board.

Part I

Information Required in the Section 10(a) Prospectus

This registration statement is being filed pursuant to General Instruction E to Form S-8 in order to register an additional 2,800,000 shares of common stock, par value $0.001 per share, of eDiets.com, Inc. (the “Company”), which may be offered or sold to participants under the eDiets.com, Inc. Amended and Restated Equity Incentive Plan (the “Plan”). An increase in the number of shares of common stock authorized for issuance under the Plan was approved by the Company’s stockholders at the Company’s 2011 annual meeting of stockholders held on May 3, 2011. A subsequent increase in the number of shares of common stock authorized for issuance under the Plan was approved by the Compensation Committee of the Company’s Board of Directors on December 20, 2011 and has not been submitted to the Company’s stockholders for approval pursuant to an amendment to the Plan dated February 6, 2012. Pursuant to General Instruction E to Form S-8, the contents of registration statement No. 333-168874 are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein.

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

The following documents, which have been filed with the Securities and Exchange Commission by the Company, are incorporated by reference herein, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K:

Commission Filing (File No. 000-30110)	Period Covered or Date of Filing

Annual Report on Form 10-K	Year ended December 31, 2011

Current Reports on Form 8-K	January 3, 2012, January 10, 2012, January 27, 2012, February 10, 2012, February 17, 2012, February 27, 2012, March 6, 2012, March 26, 2012 and May 21, 2012

Quarterly Report on Form 10-Q	Quarter ended March 31, 2012

Description of our common stock contained in Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating such description	May 4, 2000

All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold	After the date of this Registration Statement

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Any such indemnified person’s rights to indemnification may not be eliminated after the occurrence of the act or omission giving rise to a claim in respect of which indemnification is sought, unless the relevant indemnification provision expressly permits such elimination.

The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our Certificate of Incorporation provides for the indemnification by the Company of its directors to the fullest extent permitted by the Delaware General Corporation Law, and our Bylaws provide for the indemnification by the Company of its directors, officers, employees or agents to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation provides for such limitation of liability.

We have entered into indemnification agreements with our directors and certain officers that provide for the indemnification of our directors and certain officers, to the fullest extent permitted by the Delaware General Corporation Law. We also maintain directors’ and officers’ liability insurance for our directors and officers.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Exhibits

5.1	Opinion of Greenberg Traurig, P.A. regarding the legality of the common stock being registered.

10.65	eDiets.com, Inc. Amended and Restated Equity Incentive Plan, as amended, previously filed with the Securities and Exchange Commission with a Form 8-K on February 10, 2012.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1).

24.1	Power of Attorney of certain directors and officers of eDiets.com, Inc. (set forth on the signature page of this Registration Statement).

Item 9.	Undertakings

(a)        The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on this 25th day of May, 2012.

eDiets.com, Inc.

By:	/s/ Thomas Connerty
Name: Thomas Connerty
Title: CEO and President

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas Connerty and Kevin A. Richardson II, or either of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the registrant’s Registration Statement on Form S-8 under the Securities Act of 1933, as amended, including to sign, in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, any and all amendments or supplements to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Thomas Connerty Thomas Connerty	CEO and President (Principal Executive Officer)	May 25, 2012

/s/ Kevin A. Richardson II Kevin A. Richardson II	Executive Chairman of the Board and Director (Principal Financial and Accounting Officer)	May 25, 2012

/s/ Lee S. Isgur Lee S. Isgur	Director	May 25, 2012

/s/ Pedro N. Ortega-Dardet Pedro N. Ortega-Dardet	Director	May 25, 2012

/s/ Ronald Luks Ronald Luks	Director	May 25, 2012

/s/ Robert L. Doretti Robert L. Doretti	Director	May 25, 2012

/s/ Berke Bakay Berke Bakay	Director	May 25, 2012

Exhibit Index

Exhibit Number	Description

5.1	Opinion of Greenberg Traurig, P.A. regarding the legality of the common stock being registered.

23.1	Consent of Ernst & Young LLP.